EXHIBIT 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS

SECOND QUARTER 2015 FINANCIAL RESULTS

Woodland Hills, CA, August 13, 2015 – Unico American Corporation. (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three and six months ended June 30, 2015. For the three months ended June 30, 2015, revenues were $8.3 million and net income was $0.1 million ($0.02 diluted income per share) compared with revenues of $7.6 million and net income of $0.3 million ($0.05 diluted income per share) for the three months ended June 30, 2014. For the six months ended June 30, 2015, revenues were $16.1 million and net loss was $0.3 million ($0.05 diluted loss per share) compared with revenues of $15.1 million and net income of $0.9 million ($0.16 diluted income per share) for the six months ended June 30, 2014.

Stockholders’ equity was $71.5 million as of June 30, 2015, or $13.40 per common share including unrealized gains, net of tax, of $0.05 million, compared to stockholders’ equity of $71.8 million as of December 31, 2014, or $13.44 per common share including unrealized after- tax investment gains of $0.004 million.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “appears,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

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UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	June 30	December 31
	2015	2014
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: June 30, 2015 $54,537; December 31, 2014 $35,153)	$54,612	$35,159
Short-term investments, at fair value	51,612	72,259
Total Investments	106,224	107,418
Cash	366	309
Accrued investment income	59	43
Receivables, net	6,107	5,170
Reinsurance recoverable:
Paid losses and loss adjustment expenses	342	201
Unpaid losses and loss adjustment expenses	5,485	5,163
Deferred policy acquisition costs	4,270	3,883
Property and equipment, net	10,616	10,510
Deferred income taxes	1,381	1,519
Other assets	2,153	1,800
Total Assets	$137,003	$136,016

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Unpaid losses and loss adjustment expenses	$44,232	$44,397
Unearned premiums	18,324	16,607
Advance premium and premium deposits	383	250
Accrued expenses and other liabilities	2,539	2,986
Total Liabilities	$65,478	$64,240

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,338,943 at June 30, 2015, and 5,341,147 at December 31, 2014	$3,742	$3,732
Accumulated other comprehensive income	50	4
Retained earnings	67,733	68,040
Total Stockholders’ Equity	$71,525	$71,776

Total Liabilities and Stockholders' Equity	$137,003	$136,016

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UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

($ in thousands, except per share)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
REVENUES
Insurance company operation:
Net earned premium	$7,328	$6,485	$14,293	$12,873
Investment income	98	30	185	61
Other income	168	340	242	596
Total Insurance Company Operation	7,594	6,855	14,720	13,530

Other insurance operations:
Gross commissions and fees	702	749	1,393	1,484
Finance fees earned	15	16	31	33
Other income	2	2	2	15
Total Revenues	8,313	7,622	16,146	15,062

EXPENSES
Losses and loss adjustment expenses	4,634	3,648	9,527	6,540
Policy acquisition costs	1,600	1,471	3,093	2,948
Salaries and employee benefits	1,166	1,271	2,414	2,553
Commissions to agents/brokers	45	54	89	98
Other operating expenses	686	776	1,431	1,614
Total Expenses	8,131	7,220	16,554	13,753

Income (loss) before taxes	182	402	(408)	1,309
Income tax expense (benefit)	70	132	(124)	447
Net Income (Loss)	$112	$270	$(284)	$862

PER SHARE DATA:
Basic
Earnings (loss) per share	$0.02	$0.05	$(0.05)	$0.16
Weighted average shares	5,339,392	5,341,147	5,340,270	5,341,147
Diluted
Earnings (loss) per share	$0.02	$0.05	$(0.05)	$0.16
Weighted average shares	5,342,944	5,345,082	5,340,270	5,345,280

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UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

($ in thousands)

	Six Months Ended
	June 30
	2015	2014
Cash flows from operating activities:
Net Income (Loss)	$(284)	$862
Adjustments to reconcile net income to net cash from operations:
Depreciation and amortization	234	278
Bond amortization, net	(9)	(2)
Non-cash stock based compensation	12	12
Changes in assets and liabilities:
Net receivables and accrued investment income	(953)	(806)
Reinsurance recoverable	(463)	(125)
Deferred policy acquisitions costs	(387)	(162)
Other assets	(112)	296
Unpaid losses and loss adjustment expenses	(165)	270
Unearned premium	1,717	887
Advance premium and premium deposits	133	(6)
Accrued expenses and other liabilities	(447)	32
Income taxes current/deferred	(128)	(82)
Net Cash Provided (Used) by Operating Activities	(852)	1,454

Cash flows from investing activities:
Purchase of fixed maturity investments	(21,324)	(100)
Proceeds from maturity of fixed maturity investments	1,949	400
Net decrease (increase) in short-term investments	20,647	(1,712)
Additions to property and equipment	(340)	(314)
Net Cash Provided (Used) by Investing Activities	932	(1,726)

Cash flows from financing activities:
Repurchase of common stock	(23)	—
Net Cash Used by Financing Activities	(23)	—

Net increase (decrease) in cash	57	(272)
Cash at beginning of period	309	376
Cash at End of Period	$366	$104

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	—	—
Income taxes	$9	$534

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